Strong grid premiums add to interest in delivering cattle

USPB Producers Deliver Cattle Against 100% of Delivery Rights

By Stan Linville, CEO

Delivery year 2013 is over and I am pleased to report that U.S. Premium Beef producers delivered against 100 percent of our unitholder-owned delivery rights. Thank you to all USPB producers who made it a goal to deliver high quality cattle in delivery year 2013, in spite of drought conditions that greatly impacted feed costs and cattle feeding profitability.

Our producers continue to adjust their management to deliver cattle that hit the targets set on our quality-based grids. In fact, U.S. Premium Beef producers surpassed last year’s per head average and total grid premium records on cattle that averaged more than 71% Choice and Prime. This was in part due to a USDA Choice/Select spread that averaged $10.62/cwt for the delivery year. Unitholders and associates who delivered to National Beef’s Kansas plants received an average of $69.70 per head above the cash market, or over $54.5 million in total grid premiums. For more detail on delivery year 2013 Kansas cattle results, see DY 2013 Kansas Cattle Performance Summary in this issue.

A service USPB continues to provide to our unitholders is to facilitate the leasing of their un-used delivery rights to other producers. This ser-vice again worked well for both parties in delivery year 2013. Plus, our company was also able to attract a greater number of high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated program in delivery year 2013 received average grid premiums of $67.59 per head and those cattle averaged more than 70% Choice and Prime carcasses.

As we begin delivery year 2014 we look to build upon the success we had in 2013 by attracting more quality cattle. Our four-week rolling average Choice/Select spread is starting the year at $9.16/cwt and appears to be making a seasonal increase. Cattle continue to both grade and yield well with discounts at manageable levels.

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FY 2013 Annual Meeting Set For March 28, 2014

U.S. Premium Beef’s fiscal year 2013 annual meeting will be held in Kansas City, MO, at the Kansas City Airport Hilton on March 28, 2014. A reception will be held on the evening of March 27 at the Airport Hilton. Watch upcoming UPDATES for more information on the annual meeting.®

Rewards were again significant for delivering high quality cattle

DY 2013 Kansas Cattle Performance Summary

By Brian Bertelsen, Vice President, Field Operations

Cattle delivered by USPB producers during delivery year 2013 continued to set new records. Overall premiums for USPB cattle delivered to National Beef’s Kansas plants was record high at $ 69.70 per head more than if they were marketed on the average cash, live market. That’s more than $14 higher than the previous high set last year.

USPB cattle also achieved a record high average subtotal grid premium of $63.38 per head. Subtotal premium is purely from the grid itself, without Age & Source Verified (ASV) or natural program rewards. The table below lists the annual carcass grid performance and premium breakdown for the last four delivery years. Premiums for the top 75%, 50%, 25% and even the bottom 25% were all new high averages. Total premiums paid for all USPB cattle delivered to Kansas plants was $54.5 million during delivery year 2013. This was $16.0 million greater than the previous high set last year.

Yield, or dressing percentage, set a new high in DY 2013. The Yield benefit, or the benefit of selling carcass weight at a carcass price compared to selling live weight at a live price, was also a new high at $37.86 per head.

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USPB Annual Grid Performance—Kansas Plants

	DY	DY	DY	DY
	2013	2012	2011	2010
In Weight, lbs.	739	716	726	727
Days Fed	155	159	155	158
Live Weight, lbs.	1,296	1,265	1,260	1259
Carcass Weight, lbs.	843	819	811	805
Yield, %	65.03	64.73	64.35	63.93
Prime, %	2.73	2.70	3.35	3.98
Choice & Prime, %	71.72	72.44	75.21	74.58
CAB, %	24.76	20.32	23.28	21.98
BCPR, %	17.59	15.85	14.88	11.89
Ungraded, %	1.00	1.20	1.32	1.95
Hard Bone, %	0.54	0.66	0.58	0.64
Yield Grade 1, %	13.72	13.05	10.66	9.83
Yield Grade 2, %	38.50	40.00	39.13	38.89
Yield Grade 3, %	37.11	37.68	40.81	42.11
Yield Grade 4, %	9.71	8.65	8.78	8.46
Yield Grade 5, %	0.88	0.63	0.63	0.70
Average Yield Grade	2.45	2.44	2.50	2.51
Lightweight, %	0.29	0.38	0.38	0.48
Heavyweight, %	1.94	2.93	2.05	2.00
Quality Grade, $/head	$31.40	$29.50	$21.33	$19.56
Yield Benefit, $/head	$37.86	$23.08	$15.53	$10.97
Yield Grade, $/head	-$2.84	-$3.42	-$2.99	-$3.29
Outweights, $/head	-$3.04	-$4.34	-$3.14	-$3.18
Steer/Heifer, $/head	$0.00	$0.00	$0.62	$1.10
Subtotal Prem., $/head	$63.38	$44.82	$31.35	$25.16
ASV, $/head	$2.50	$8.42	$9.31	$7.42
Natural, $/head	$3.82	$2.42	$1.81	$1.89
Overall Premium, $/head	$69.70	$55.66	$42.47	$34.47
Top 75% Prem., $/head	$84.09	$70.64	$54.43	$45.58
Top 50% Prem., $/head	$97.72	$84.75	$65.87	$57.08
Top 25% Prem., $/head	$117.89	$105.99	$82.91	$76.06
CH/SE Spread, $/cwt.	$10.62	$9.92	$5.46	$5.47
Black-hided, %	75.45	75.31	76.44	74.38

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

DY 2013 Kansas Cattle Performance...	continued from page 1

This was $14.78 per head more than the previous high set last year. This was also the first year that Yield benefit was the largest component of the overall premium.

Quality grades remained high. The Choice and Prime percentage was the fifth highest in company history, down slightly from the records set two years earlier. The percentage of carcasses qualifying for the Certified Angus Beef® (CAB) brand set a new high at more than four percentage points above last year. The percent qualifying for the Black Canyon Premium Reserve® (BCPR) branded beef label was also a new high. Likewise, the Ungraded percentage was record low. Ungraded includes carcasses that do not grade USDA Select or better. By comparison, USDA reports the nation-wide average was 5.79% Ungraded.

Throughout the industry, Quality grade was also high. Carcasses from fed cattle graded by USDA in U.S. packing plants averaged 65.59% Choice and Prime. This was the second highest industry average during company history.

The Choice-Select spread improved slightly to become the third highest in company history. The combination of strong premiums and high quality grading resulted in a record high Quality grade premium of $ 31.40 per head. This was $1.90 more than the old record set last year.

During delivery year 2013, USPB average live weight and carcass weight were both new high numbers. Carcass weight increased 24 pounds over the previous high set last year. This was the second largest year-to-year increase in company history. Rising carcass weights have been a consistent trend throughout the industry for over twenty years.

Percentage of Lightweight carcasses was record low and the Heavyweight carcass percentage decreased as a result of the grid change a year ago when the heavyweight threshold increased from 1,000 to 1,050 pounds.

Apparent total feedlot gain is the difference between live pay weight and in weight. On average, 557 pounds of gain were added to USPB cattle during the feedlot finishing period which was also a new high. Placement weights were highest in company history. Apparent average daily gain was new high at 3.58 pounds per day.

The percentage of Yield Grade 4 carcasses increased; however, percentage of Yield Grade 1 carcasses set a new company high for the second year in a row. Therefore, average Yield Grade increased only slightly over last year. The Yield Grade 4 threshold also increased, so as a result, the Yield Grade discount actually decreased and was the smallest in twelve years.

If you have questions about cattle or grid performance, please call me at 866.877.2525.♦

USPB Producers Deliver...	continued from page 1

As noted before, our company’s success, as well as National Beef’s branded product markets, are greatly influenced by the number and quality of cattle USPB producers deliver. We look forward to working with you as you make plans to market your cattle in delivery year 2014.®

USPB Non-Conditional Unit Trade Report
DR = Delivery Rights; DY = Delivery Year	FY 2013 Trades	Most Recent Trades
# Class A Units (DR available DY 2013)	1,195	98
Average Price Per Unit	$173.68	$170.00
# Class A Units (DR available DY 2014)	9,991	9,971
Average Price Per Unit	$150.00	$150.00
# Class B Units	10,901	156
Average Price Per Unit	$172.82	$170.00
Did You Know... ✓If you have DY 2014 delivery rights you would like USPB to help you get leased to other producers, please call our office at 866-877-2525 to put them on our lease list.®
BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 08/11/13 to 09/08/13
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.76	65.66
Prime	2.67	4.62
CH & PR	72.38	80.96
CAB	26.76	33.41
BCP	17.70	20.14
Ungraded	1.34	0.68
Hard Bone	0.47	0.26
YG1	10.04	8.69
YG2	33.56	32.38
YG3	40.90	42.74
YG4	13.96	14.73
YG5	1.55	1.46
Light Weight	0.18	0.04
Heavy Weight	1.55	0.76
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$24.06	$38.53
Yield Benefit	$32.81	$53.63
Yield Grade	-$3.59	-$3.91
Out Weight	-$2.36	-$1.11
Natural	$4.38	$9.00
Total Premium	$55.30	$96.14